Exhibit 10.13
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (the “Agreement”) is dated July 21, 2009 (the “Effective Date”), and is entered into by and between EMDEON BUSINESS SERVICES, LLC, a Delaware corporation (the “Company”, which shall include its subsidiaries and affiliates), and Bob A. Newport, Jr. (“Executive”).
     WHEREAS, the Executive is party to that certain employment agreement, change in control agreement, severance protection agreement and/or other agreement relating to employment terms and severance payments (the “Prior Agreements”); and
     WHEREAS, the Company wants to provide Executive with a new Agreement, which Agreement shall supersede in its entirety the Prior Agreements according to the terms set forth herein.
     NOW THEREFORE, in consideration of the promises and mutual covenants contained herein (including, without limitation, the Company’s employment of Executive and the advantages and benefits thereby inuring to Executive) and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:
          1. Employment of Executive. The Company hereby employs Executive as Chief Financial Officer and Executive hereby accepts such employment with the Company on the terms set forth herein. Executive will report to the Chief Executive Officer or his designee and perform such duties and services for the Company as may be designated from time to time. Executive shall use his best and most diligent efforts to promote the interests of the Company and shall devote all of his business time and attention to his employment under this Agreement. Executive acknowledges that he will be required to travel in connection with the performance of his duties.
          2. Compensation and Benefits.
          2.1 Salary. Executive shall be paid for his services during the Employment Period (as defined below) a base salary at the annual rate of $300,000. Any and all increases to Executive’s base salary (as it may be increased, the “Base Salary”) shall be determined by the Board of Directors of EBS Master LLC (the “Board”) (or such committee as may be designated by the Board) in its sole discretion. Such Base Salary shall be payable in equal installments, no less frequently than bi-monthly, pursuant to the Company’s customary payroll policies in force at the time of payment, less any required or authorized payroll deductions.
          2.2 Bonus. During the Employment Period, Executive shall be eligible to receive an annual bonus, the target of which is 50% of Base Salary, which amount shall be determined in the sole discretion of the Board (or such committee as may be designated by the Board) (the “Annual Bonus”). Such Annual Bonus, if any, shall be payable at such time as executive officer bonuses are paid generally so long as Executive remains in the employ of the Company on the payment date.
          2.3 Benefits. During the Employment Period, Executive shall be entitled to participate, on the same basis and at the same level as other similarly situated senior executives of the Company, in any group insurance, hospitalization, medical, health and accident, disability, fringe benefit and tax-qualified retirement plans or programs of the Company now existing or hereafter established to the extent that he is eligible under the general provisions thereof. Executive shall be entitled to vacation time consistent with the Company’s policies. The date or dates of such vacations shall be selected by Executive having reasonable regard to the business needs of the Company.
          2.4 Expenses. Pursuant to the Company’s customary policies in force at the time of payment, Executive shall be promptly reimbursed, against presentation of vouchers or receipts, for all authorized expenses properly and reasonably incurred by him on behalf of the Company in the performance of his duties hereunder.
          3. Employment Period. Executive’s employment under this Agreement shall terminate as set forth in Section 4 hereof (the “Employment Period”). Notwithstanding such Employment Period, Executive acknowledges that Executive’s employment is for an unspecified duration that constitutes at-will employment, and that either the Company or Executive can terminate such employment at any time, for any reason, with or without notice, subject to the consequences set forth herein.
          4. Severance Benefits.
          4.1 Termination by the Company for Cause. (a) If the Company terminates Executive’s employment for Cause, the Company shall have no obligation to Executive other than the payment of Executive’s earned and unpaid Base Salary, vested accrued benefits under the Company’s ERISA-governed plans and accrued but unreimbursed expenses, subject to the provisions of Section 6.11 (collectively, the “Accrued Obligations”), to the effective date of such termination.
          (b) For purposes of this Agreement, the term “Cause” shall mean any of the following:
               (i) Executive’s failure to comply with the employment policies of the Company or any affiliate or a material breach of this Agreement, either of which is not cured to the reasonable satisfaction of the Board within fifteen (15) days of written notice to the Executive of such failure to so comply;
               (ii) Executive’s commission of any material act of dishonesty, breach of trust or misconduct in connection with performance of employment-related duties; and
               (iii) Executive’s conviction of, or pleading guilty or nolo contendere to, any felony or to any crime involving dishonesty, theft or unethical business conduct, or conduct which could impair or injure the Company or its reputation.

          4.2 Permanent Disability; Death. If during the Employment Period, (i) Executive shall become ill, mentally or physically disabled, or otherwise incapacitated so as to be unable regularly to perform the duties of his position for a period in excess of 90 consecutive days or more than 180 days in any consecutive 12 month period, or (ii) a qualified independent physician determines that Executive is mentally or physically disabled so as to be unable to regularly perform the duties of his position and such condition is expected to be of a permanent duration (a “Permanent Disability”), then the Company shall have the right to terminate Executive’s employment with the Company upon written notice to Executive. In the event the Company terminates Executive’s employment as a result of his Permanent Disability or death, Executive or Executive’s estate shall be entitled to the benefits that he would have been entitled to receive if Executive’s employment had been terminated by the Company without Cause pursuant to Section 4.4 (subject to the provisos and conditions set forth therein); provided, however, that the Company shall have no other obligation to Executive or Executive’s estate pursuant to this Agreement in the event that Executive’s employment with the Company is terminated by the Company pursuant to this Section 4.2.
          4.3 Resignation by the Executive. Executive may voluntarily resign from his employment with the Company, provided that Executive shall provide the Company with thirty (30) days advance written notice (which notice requirement may be waived, in whole or in part, by the Company in its sole discretion) of his intent to resign. If Executive so terminates his employment with the Company, other than in accordance with Section 4.5, the Company shall have no obligation other than the payment of the Accrued Obligations to the effective date of such termination.
          4.4 Termination by the Company Without Cause. Executive’s employment with the Company may be terminated at any time by the Company without Cause. If the Company terminates Executive’s employment without Cause, the Company shall have the following obligations to Executive (but excluding any other obligation to Executive pursuant to this Agreement):
          (a) payment of the Accrued Obligations;
          (b) the continuation of his Base Salary (at the rate in effect at the time of such termination), as severance, for a period of one year (the “Severance Period”), each payment being a separate payment due on the same fixed schedule that the Company follows for its regular payroll, subject to the provisions of Section 6.11; and
          (c) if Executive timely elects to continue his health insurance pursuant to COBRA, the Company shall pay that portion of the premium that it pays for active employees with similar coverage during the Severance Period or, if earlier, until such time as Executive is eligible for comparable coverage with a subsequent employer (and Executive shall promptly notify the Company if he becomes eligible for comparable coverage), subject to the provisions of Section 6.11;
provided, however, that the continuation of such salary and benefits shall cease on the occurrence of any circumstance or event that would constitute Cause under Section 4.1 of this Agreement (including any breach of the restrictive covenants referenced and incorporated in Section 5 below or any similar restrictive covenants to which Executive is bound).
          4.5. Termination by Executive for Good Reason. Executive’s employment with the Company may be terminated by Executive for Good Reason on thirty (30) days written notice to the Company, which notice shall detail the specific basis for such termination. The Company shall be given the opportunity to cure the basis for such termination within such thirty (30) day period. For purpose of this Section 4.5, the term “Good Reason” means any of the following:
          (a) a material reduction in Executive’s Base Salary or the target Annual Bonus amount in Section 2.2. For purposes of clarity, the failure to pay an amount less than the target Annual Bonus amount for any particular year as a result of the Company’s failure to achieve its company performance objectives shall not be deemed a reduction in the Executive’s target Annual Bonus amount for the purposes of this Section 4.5;
          (b) Executive does not report to the Chief Executive Officer of the Company or a material diminution of Executive’s title, duties, responsibilities or reporting relationships; or
          (c) the relocation by more than 50 miles of Executive’s principal place of employment.
If Executive terminates his employment pursuant to this Section 4.5, Executive shall be entitled to receive the same benefits as if his employment had been terminated by the Company without Cause under Section 4.4 (subject to the provisions and conditions set forth herein). In order to receive the benefits provided under Section 4.4, Executive must terminate his employment within 2 years of the event constituting Good Reason in this Section 4.5.
          4.6 Release. Employee acknowledges that he must execute and not revoke a release of claims in a form provided by the Company within the time period provided in the release in order to receive the payments and benefits under this Section 4 resulting from Employee’s separation from service. Provided that Employee complies with the foregoing sentence, the payments will begin to be processed with the Company’s next payroll cycle after the appropriate revocation period has elapsed and in no event later than the 60th day following Employee’s separation from service.
          5. Restrictive Covenants.
          5.1 Confidentiality. Executive understands and acknowledges that, during the course of his employment with the Company and as a result of his having executed this Agreement, Executive shall be and has been granted access to valuable information relating to the Company’s business that provides the Company with a competitive advantage (or that could be used to the Company’s disadvantage by a Competitive Business (as defined herein), which is not generally known by, nor easily learned or determined by, persons outside the Company (collectively “Trade Secret and Proprietary Information”). The term Trade Secret and Proprietary Information shall include, but shall not be limited to the Company’s: (a) specifications, manuals, software in various stages of development; (b) customer and prospect lists, and details of agreements and communications with customers and prospects; (c) sales plans and projections, product pricing information, acquisition, expansion, marketing, financial and other business information and existing and future products and business plans; (d) sales proposals, demonstrations systems, sales material; (e) research and development; (f) computer programs; (g) sources of supply; (h) identity of specialized consultants and contractors and Trade Secret and Proprietary Information developed by them for the Company; (i) purchasing, operating and other cost data; (j) special customer needs, cost and pricing data; and (k) employee information (including, but not limited to, personnel, payroll, compensation and benefit data and plans), including all such information recorded in manuals, memoranda, projections, reports, minutes, plans, drawings, sketches, designs, formula books, data, specifications, software programs and records, whether or not legended or otherwise identified as Trade Secret and Proprietary Information, as well as such information that is the subject of meetings and discussions and not recorded. Trade Secret and Proprietary Information shall not include such information that Executive can demonstrate: (x) is generally available to the public (other than as a result of a disclosure by Executive; (y) was disclosed to Executive by a third party under no obligation to keep such information confidential; or (z) was known by Executive prior to, and not as a result of, Executive’s employment or anticipated employment with the Company.
               Executive agrees at all times, both during and after his employment with the Company, to hold all of the Trade Secret and Proprietary Information in a fiduciary capacity for the benefit of the Company and to safeguard all such Trade Secret and Proprietary Information. Executive also agrees that he will not directly or indirectly disclose or use any such Trade Secret and Proprietary Information to any third person or entity outside the Company, except as may be necessary in the good faith performance of his duties for the Company. Executive further agrees that, in addition to enforcing this restriction, the Company may have other rights and remedies under the common law or applicable statutory laws relating to the protection of trade secrets. Notwithstanding anything in this Agreement to the contrary, Executive understands that he may disclose the Trade Secret and Proprietary Information to the extent required by applicable laws or governmental regulations or judicial or regulatory process, provided that Executive gives the Company prompt notice of any and all such requests for disclosure so that it has ample opportunity to take all necessary or desired action, to avoid disclosure.
          5.2 Company Property. Executive acknowledges that: (a) all Trade Secret and Proprietary Information; (b) computers, and computer-related hardware and software, cell phones, beepers and any other equipment provided to him by the Company; and (c) all documents Executive creates or receives in connection with his employment with the Company, belongs to the Company, and not to him personally (collectively, “Company Property”). Such documents include, without limitation and by way of non-exhaustive example only: papers, files, memoranda, notes, correspondence, lists, e-mails, reports, records, data, research, proposals, specifications, models, flow charts, schematics, tapes, printouts, designs, graphics, drawings, photographs, abstracts, summaries, charts, graphs, notebooks, investor lists, customer/client lists, and all other compilations of information, regardless of how such information may be recorded and whether in printed form or on a computer or magnetic disk or in any other medium. Executive agrees to return all Company Property (including all copies) to the Company immediately upon any termination of his employment, and further agrees that, during and after his employment with the Company, he will not, under any circumstances, without the Company’s specific written authorization in each instance, directly or indirectly disclose Company Property or any information contained in Company Property to anyone outside the Company, or otherwise use Company Property for any purpose other than the advancement of the Company’s interests.
          5.3 Unfair Competition. Executive acknowledges that the Company has a compelling business interest in preventing unfair competition stemming from the intentional or inadvertent use or disclosure of the Trade Secret and Proprietary Information and Company Property.
          5.4 Investors, Other Third-Parties, and Goodwill. Executive acknowledges that all third-parties he services or proposes to service while employed by the Company are doing business with the Company and not him personally, and that, in the course of dealing with such third-parties, the Company establishes goodwill with respect to each such third-party that is created and maintained at the Company’s expense (“Third-Party Goodwill”). Executive also acknowledges that, by virtue of his employment with the Company, he has gained or will gain knowledge of the business needs of, and other information concerning, third-parties, and that he would inevitably have to draw on such information were he to solicit or service any of the third-parties on his own behalf or on behalf of a Competitive Business.
          5.5 Intellectual Property and Inventions. Executive acknowledges that all developments, including, without limitation, the creation of new products, conferences, training/seminars, publications, programs, methods of organizing information, inventions, discoveries, concepts, ideas, improvements, patents, trademarks, trade names, copyrights, trade secrets, designs, works, reports, computer software, flow charts, diagrams, procedures, data, documentation, and writings and applications thereof relating to the past, present, or future business of the Company that Executive, alone or jointly with others, may have discovered, conceived, created, made, developed, reduced to practice, or acquired during his employment with the Company (collectively, “Developments”) are works made for hire and shall remain the sole and exclusive property of the Company, and Executive hereby assigns to the Company all of his rights, titles, and interest in and to all such Developments, if any. Executive agrees to disclose to the Company promptly and fully all future Developments and, at any time upon request and at the expense of the Company, to execute, acknowledge, and deliver to the Company all instruments that the Company shall prepare, to give evidence, and to take any and all other actions that are necessary or desirable in the reasonable opinion of the Company to enable the Company to file and prosecute applications for, and to acquire, maintain, and enforce, all letters patent, trademark registrations, or copyrights covering the Developments in all countries in which the same are deemed necessary by the Company. All data, memoranda, notes, lists, drawings, records, files, investor and client/customer lists, supplier lists, and other documentation (and all copies thereof) made or compiled by Executive or made available to him concerning the Developments or otherwise concerning the past, present, or planned business of the Company are the property of the Company, and will be delivered to the Company immediately upon the termination of his employment with the Company.
          5.6 Covenant Not to Compete with the Company.
          (a) Executive acknowledges that the business of the Company is national in scope, that its products and services are marketed throughout the entire United States, that the Company competes in nearly all of its business activities with other individuals or entities that are, or could be, located in nearly any part of the United States and that the nature of Executive’s services, position, and expertise are such that he is capable of competing with the Company from nearly any location in the United States.
          (b) Accordingly, in order to protect the Trade Secret and Proprietary Information and Third-Party Goodwill, Executive acknowledges and agrees that during the term of his employment with the Company and for a period of eighteen months after the date his employment with the Company is terminated for any reason (the “Restricted Period”), he will not, without the Company’s express written permission, directly or indirectly (including through the Internet), own, control, manage, operate, participate in, be employed by, or act for or on behalf of, any Competitive Business located anywhere within the geographic boundaries of the United States (or outside of the United States to the extent that such Competitive Business services persons located within the United States).
          (c) For purposes of this Agreement “Competitive Business” shall mean: (i) any enterprise, including any payor (including, without limitation, insurance companies, HMO’s, pharmacy benefits management companies, and/or self-insured employer groups) engaged in establishing electronic linkages between individual healthcare providers, patients, and/or payors for the purpose of facilitating or conducting financial, administrative and clinical communication and/or transactions; (ii) any enterprise engaged in the printing or electronic communication of patient statements or other invoices for services rendered; and (iii) any enterprise engaged in any other type of business in which the Company is also engaged, or plans to be engaged, so long as Executive is directly involved in such business or planned business on behalf of the Company.
          5.7 Non-Solicitation of Employees, Customers. In order to protect the Trade Secret and Proprietary Information and Third-Party Goodwill, during the Restricted Period, Executive will not, without the Company’s express written permission, directly or indirectly:
          (a) solicit, induce, hire, engage, or attempt to hire or engage any employee or independent contractor of the Company, or in any other way interfere with the

Company’s employment or contractual relations with any of its employees or independent contractors, nor will Executive solicit, induce, hire, engage or attempt to hire or engage any individual who was an employee of the Company at any time during the one (1) year period immediately prior to the termination of Executive’s employment with the Company;
          (b) contact, call upon or solicit, on behalf of a Competitive Business, any existing or prospective client, or customer of the Company who Executive serviced, or otherwise developed a relationship with, as a result of his employment with the Company, nor will Executive attempt to divert or take away from the Company the business of any such client or customer.
          5.8 Remedies. Executive acknowledges and agrees that the restrictions contained in this Section 5 are reasonably necessary to protect the legitimate business interests of the Company, and that any violation of any of the restrictions will result in immediate and irreparable injury to the Company for which monetary damages will not be an adequate remedy. Executive further acknowledges and agrees that if any such restriction is violated, the Company will be entitled to immediate relief enjoining such violation (including, without limitation, temporary and permanent injunctions, a decree for specific performance, and an equitable accounting of earnings, profits, and other benefits arising from such violation) in any court having jurisdiction over such claim, without the necessity of showing any actual damage or posting any bond or furnishing any other security, and that the specific enforcement of the provisions of this Section 5 will not diminish Executive’s ability to earn a livelihood or create or impose upon Executive any undue hardship. Executive also agrees that any request for such relief by the Company shall be in addition to, and without prejudice to, any claim for monetary damages that the Company may elect to assert.
          5.9 Extension of Restricted Period. The Restricted Period shall be extended by the length of any period during which Executive is in breach of the terms of this Section 5.
          5.10 Nondisparagement. Executive agrees that at no time during his employment by the Company or thereafter, shall he make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company or any of its directors, officers or employees.
          6. Miscellaneous.
          6.1 Representations and Covenants. In order to induce the Company to enter into this Agreement, Executive makes the following representations and covenants to the Company and acknowledges that the Company is relying upon such representations and covenants:
          (a) No agreements or obligations exist to which Executive is a party or otherwise bound, in writing or otherwise, that in any way interfere with, impede or preclude him from fulfilling all of the terms and conditions of this Agreement. Executive will abide by any agreements that protect proprietary information or any other information of another company while Executive is performing his duties hereunder and after his employment has terminated.
          (b) Executive, during his employment, shall use his best efforts to disclose to the Board and the Chief Executive Officer of the Company in writing or by other effective method any bona fide information known by him and not known to the Board and/or the Chief Executive Officer of the Company that he reasonably believes would have any material negative impact on the Company.
          6.2 Entire Agreement. This Agreement and the Trade Secret and Proprietary Information Agreement (incorporated herein by reference) contain the entire understanding of the parties in respect of their subject matter and supersede upon their effectiveness all other prior agreements and understandings between the parties with respect to such subject matter.
          6.3 Notices. Any notice necessary under this Agreement shall be addressed to the General Counsel of the Company at its principal executive office and to the Executive at the address appearing in the personnel records of Company for Executive or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any notice shall be deemed effective upon receipt thereof by the addressee or two (2) days after such notice has been mailed, return receipt requested, or sent by a nationally recognized overnight courier service, whichever comes first.
          6.4 Amendment; Waiver. This Agreement may not be amended, supplemented, canceled or discharged, except by written instrument executed by the party against whom enforcement is sought. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof.
          6.5 Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company’s business and properties. The Company may assign its rights and obligations under this Agreement to any of its subsidiaries or affiliates without the consent of Executive. The Company will require any such purchaser, successor or assignee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such purchase, succession or assignment had taken place. Executive’s rights or obligations under this Agreement may not be assigned by Executive, except that the rights specified in Section 4.2 shall pass upon Executive’s death to Executive’s executor or administrator.
          6.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

          6.7 Governing Law; Forum; This Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy (other than conflict of laws principles) of the State of Tennessee applicable to contracts executed and to be wholly performed within such State. Any proceeding arising out of or relating to this Agreement shall be brought in the state courts or federal courts in the state of Tennessee and the parties each hereby expressly submit to the personal jurisdiction and venue of such courts.
          6.8 Further Assurances. Each of the parties agrees to execute, acknowledge, deliver and perform, and cause to be executed, acknowledged, delivered and performed, at any time and from time to time, as the case may be, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to carry out the provisions or intent of this Agreement.
          6.9 Severability. The parties have carefully reviewed the provisions of this Agreement and agree that they are fair and equitable. However, in light of the possibility of differing interpretations of law and changes in circumstances, the parties agree that if any one or more of the provisions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall, to the extent permitted by law, remain in full force and effect and shall in no way be affected, impaired or invalidated.
          6.10 Withholding Taxes. All payments hereunder shall be subject to any and all applicable federal, state, local and foreign withholding taxes.
          6.11 Section 409A. It is intended that (1) each installment of the payments provided under the Agreement is a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and (2) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v). Notwithstanding anything to the contrary in the Agreement, if the Company determines (i) that on the date Executive’s employment with the Company terminates or at such other times that the Company determines to be relevant, the Executive is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)) of the Company and (ii) that any payments to be provided to Executive pursuant to the Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required under the Agreement, then such payments shall be delayed until the date that is six months after the date of Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company, or, if earlier, the date of Executive’s death. Any payments delayed pursuant to this Section 6.11 shall be made in lump sum on the first day of the seventh month following Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), or, if earlier, the date of Executive’s death. In addition, to the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which Executive participates during the term of Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), and (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EMDEON BUSINESS SERVICES, LLC
By:	/s/ George Lazenby
	Name:	George Lazenby
	Title:	Chief Executive Officer

EXECUTIVE:
/s/ Bob A. Newport, Jr.
Bob A. Newport, Jr.